October 10th, 2015

Letter of Intent for Joint Venture Partnership
For one turnkey plant in the State of New Jersey

Between

Matzel Industries LLC
39 Avenue at the Common, Suite 102
Shewsbury, NJ 07702

And

Nominee for
Ecolomondo Corporation Inc
On behalf of a Company to be Incorporated

(Collectively referred hereafter as the Parties)

This Letter of Intent (hereunder referred to as LOI) outlines the proposed terms and conditions under which Ecolomondo Corporation Inc. (hereunder referred to as Ecolomondo) agrees to sell a TDP turnkey plant to be located in the State of New Jersey, USA (hereunder referred to as the Transaction) to a joint-venture partnership comprised of the Matzel Group and a wholly owned subsidiary of Ecolomondo Corporation Inc.

This LOI will take effect when the following conditions have been fulfilled by the parties;

a) This LOI is returned duly signed; and
b) The commitment fee described in Clause 7 below is paid.

The Parties agree that this LOI will be the basis for the definitive Lump Sum Turnkey Agreement including all ancillary instruments and documents deemed necessary (the Transaction Documents) to give act to the parties intentions contained herein. The Parties agree that the Transaction Documents must be executed and delivered by the parties thereto no later than April 10th, 2016 (Closing Date); or this LOI will terminate in accordance with Paragraph 13 a) hereof.

1.	The Transaction.

The Parties agree that the Transaction will consist of the following:

a)

Ecolomondo agrees to provide JV New Jersey with those services, documentation and expertise as described in this LOI which are necessary for JV New Jersey to purchase a Turnkey TDP facility consisting of four (4) reactors that are capable of decomposing an average of forty-eight million pounds (24,000 short tons) per year that will be located in the State of New Jersey (the Plant). The description of the Plant is sufficiently detailed in Exhibit A of this LOI.

b)

Ecolomondo agrees to secure financing of up to eighty five percent (85%) of the Contract Price provided that JV New Jersey can satisfy all of the requirements and fulfill all of the conditions of the lender.

c)

Ecolomondo will also provide JV New Jersey with assistance in evaluating, from a technical and business perspective, JV New Jersey appropriate location for the Plant. Ecolomondo will assume no risk or liability for representation or advice to JV New Jersey in evaluating the above and for all decisions made by JV New Jersey regarding location feasibility, financing, and business risks.

d)

Ecolomondo will also provide JV New Jersey with conceptual design of Plant layout and technical information pertaining to the equipment required to support JV New Jersey application to Governmental authorities for operating authority needed to operate a TDP facility.

e)

If JV New Jersey determines that the Plant is economically feasible and desires to proceed with the purchase and construction of a TDP facility, then JV New Jersey agrees to enter into a Lump Sum Turnkey Agreement with Ecolomondo for the purchase of a 4-reactor Thermal Decomposition Facility, that will be located in the State of New Jersey USA.

2.	Contract Price.

a)

JV New Jersey shall pay Ecolomondo thirty seven million five hundred thousand dollars ($37,500,000)US (the Contract Price), as full consideration to Ecolomondo for the purchase of the 4-reactor TDP facility to be described in the Lump Sum Turnkey Agreement. The Contract Price is based upon Ecolomondo’s standard plant design, and shall be subject to adjustments to reflect any deviations from standard design requested by JV New Jersey, before the date upon which the Turnkey Agreement is executed. The Contract Price does not include any sales taxes and duties that may be applicable. Also, the purchase price includes an allowance for transportation, storage and logistics of up to $750,000 USD. Should the transport, storage and logistics exceed the allowance, then JV New Jersey will be responsible for the difference. If the Lump Sum Turnkey Agreement along with the Notice to Proceed is not executed within 12 months of the date of the signing LOI October 10th, 2016 the Contract Price shall be subject to Clause 2.b).

b)

If the Lump Sum Turnkey Agreement along with the Notice to Proceed is not signed within the 6 months of the date of signing the LOI April 10th, 2016 and due to the rapidly accelerating costs of specialty materials and services required, Ecolomondo shall add to the Contract Price the aggregate increases of all costs between the date of the LOI and the Notice to Proceed including and not limited to labor, materials, equipment, parts, engineering, transportation, etc., required to build a Turnkey TDP facility.

3.	Responsibilities of JV New Jersey, or The Owner of the Land and Building.

The consummation of the Transaction will be subject to the Lump Sum Turnkey Agreement containing the following conditions.

OPTION# 1

If JV New Jersey chooses to build its own building, on a site it chooses, Ecolomondo will have no responsibility for and will not perform any site preparation work for the JV New Jersey site, outlined in undertakings I through XV listed below.

OPTION #2

If JV New Jersey chooses to have the building owned and built by a third party on a site chosen by Ecolomondo, then the owner of the land and the building will be responsible to perform site preparation for the JV New Jersey site, outlined in undertakings I through XV listed below. This is conditional to JV New Jersey signing an acceptable long term lease with the owner of the property. All site preparation costs will be included in the rent.

In each case, work must be performed in accordance with the specifications provided by Ecolomondo, which will include, but will not be limited to:

i.	Obtaining land and legal authority to use the site for its intended purpose;

ii.	Obtaining all operating permits;

iii.	Obtaining storm water runoff permit and erosion control/land disturbance permit;

iv.	Obtaining any necessary pollutant elimination discharge permit;

v.	Obtaining a natural gas supply and service agreement and providing all gas piping to the use points, providing burner tip pressures as specified by Ecolomondo, and supplying a digital flow meter;

vi.

Securing temporary and permanent electrical service, including all infrastructure design and installation for any line/service extensions, substation, primary feed and metering system, and on-site electrical distribution system up to and including the service transformers;

vii.	Supplying a water source, storage, and water supply lines of appropriate quality and quantity;

viii.	If required, paying for a water treatment system, including any building or structure required to house such a system;

ix.	Providing wastewater discharge piping, septic tank and drain field or connect to a municipal system as required for the sanitary sewer requirements of the Plant;

x.	Providing and maintaining required ditches and permanent roads;

xi.	Providing or constructing the process building;

xii.	Providing maintenance and power equipment and spare parts;

xiii.	Supplying drawings of building;

xiv.	Supplying for the required fire protection system for the Plant, including any building or structure required to house such system.

xv.

Supplying if needed, surveys describing the property’s boundaries; geotechnical studies describing subsurface conditions; temporary and permanent easements, zoning and other requirements and encumbrances

b)

In the event JV New Jersey chooses Option#1 then Ecolomondo will provide reasonable assistance to JV New Jersey in obtaining operating and occupancy permits, approvals and licenses. If the JV New Jersey chooses Option#2 it has the right to takeover, at its cost, the process of securing the appropriate permits. In this case JV New Jersey will hold harmless Ecolomondo, it’s officers, directors, employees, and agents, if JV New Jersey fails to comply with applicable laws in obtaining or maintaining the required permits.

c)

In the event of the denial or revocation of any JV New Jersey obtained permit as a result of JV New Jersey’s failure to comply with applicable laws shall entitle Ecolomondo to an extension of contract times and an adjustment of Contract Price as described in Articles 2A and 2B to the extent effected by such denial or revocation and to any and all other remedies available pursuant to the Lump Sum Turnkey Agreement and applicable law.

d)

If JV New Jersey chooses Option#1, Ecolomondo will not be responsible for differing site conditions including, but not limited to concealed, latent, physical, subsurface conditions. JV New Jersey must immediately remedy the matter and Ecolomondo will be entitled to an adjustment on the Contract Price for the costs incurred by the differing site conditions.

4.	Responsibilities of Ecolomondo

i.	Ecolomondo will provide up to four (4) weeks of training for JV New Jersey employees.

ii.

Will permit JV New Jersey to use certain proprietary intellectual property and information. The use shall be governed by the terms and provisions of a license agreement between the Parties which shall be attached as an exhibit to the Lump Sum Turnkey Agreement and shall include a five (5%) percent royalty to be paid by JV New Jersey to Ecolomondo based on a percentage of gross revenue made by JV New Jersey.

iii.

Provide all drawings, specifications, calculations, data, notes and other materials and documents including electronic data furnished by Ecolomondo to JV New Jersey under the Lump Sum Turnkey Agreement (Work Manual) will be instruments of service and Ecolomondo will retain the ownership and property interests therein, including copyrights thereto.

iv.

Upon payment in full of the amounts outlined in the Lump Sum Turnkey Agreement, Ecolomondo will grant JV New Jersey a limited license to the Work Manual for use solely in connection with the operation and maintenance of the Plant. The limited license will not permit JV New Jersey to use the Work Manual in connection with any modification or expansion of the Plant Conversely, nothing in the limited license is intended to limit JV New Jersey use of the Plant’s actual production capability as outlined in the Work Manual and confirmed in the Lump Sum Turnkey Agreement.

5.	General Conditions

a)	Ecolomondo has the option at its sole discretion, to subcontract portions or in some cases all of the work outlined herein.

b)	JV New Jersey must obtain Financial Closing prior to the issuance of a Notice to Proceed. Financial Closing shall be deemed obtained when the Loan Documents for the financing have been executed.

c)

Work will commence following receipt of JV New Jersey’s written valid notice to proceed (Notice to Proceed). The Notice to Proceed cannot be given until (1) JV New Jersey has secured a site to accommodate a TDP facility; (2) operating authority and the air permit(s) and/or other applicable local, state, provincial or federal permits necessary have been obtained; (3) JV New Jersey has obtained Financial Closing; (4) JV New Jersey has provided Ecolomondo an all risk insurance certificate or copy of insurance policy demonstrating Ecolomondo as a co-insured in the amount of forty million dollars ($40,000,000); (5) JV New Jersey has secured a ten million dollar ($10,000,000) liability insurance policy; (6) JV New Jersey has secured the supply of the appropriate amount to feedstock,that is two million five hundred thousand tires (2,500,000) for a minimum of 5 years; and (7) Ecolomondo has provided JV New Jersey written notification of its acceptance of the Notice to Proceed. If JV New Jersey has not fulfilled its requirements for the issuance of a Notice to Proceed, Ecolomondo may, at its sole option, terminate the Lump Sum Turnkey Agreement, thus releasing Ecolomondo of all obligations.

d)

Substantial Completion will be the date on which the Plant construction has been completed to a point that the Plant is ready to process the first batch of automotive tire shred for producing gas, oil, carbon, black filler, and steel, for its intended use. No production capacity is guaranteed on the Substantial Completion date, but the Plant is largely completed and commissioned as of that date and is able to process over 50% of its intended average capacity of twelve thousand pounds (12 000.) batches for three batches per day per reactor.

e)	Substantial Completion will occur no later than Three Hundred and Sixty Five (365) days after that date of Notice to Proceed.

f)

Final Completion will be achieved once JV New Jersey reasonably determines that: Substantial Completion has been achieved as outlined in the Lump Sum Turnkey Agreement; any outstanding amounts owed by JV New Jersey to Ecolomondo have been paid; remaining items of work have been completed; clean-up of the site has been completed; all permits required to have been obtained by JV New Jersey; certain information, including an affidavit stating that there are no outstanding liens, a release from further compensation, consent to a final payment, and a hard copy of the as-built plans has been provided to JV New Jersey; releases and waivers of all claims and liens from Ecolomondo and subcontractors have been provided; and the Performance Tests have been successfully completed. Final Completion will occur no more than one hundred twenty (120) days after the actual Substantial Completion date. The 120- day period between Substantial Completion and Final Completion will be tied directly to actual Substantial Completion. By the way of example, if Substantial Completion is achieved ten (10) days early, then the one hundred and twenty (120) days period to Final Completion would begin on that earlier date.

g)

Ecolomondo will demonstrate certain performance guarantee criteria through performance testing performed following Substantial Completion but prior to Final Completion (Performance Tests). Air permit tests shall be done by a third party contractor retained by Ecolomondo, but at the expense of JV New Jersey. JV New Jersey will have the right to hire his own third party contractor to certify the testing made by Ecolomondo.

h)

JV New Jersey will take control of the Plant after completion and acceptance of the Performance Tests. The Performance Tests will be completed by JV New Jersey personnel under Ecolomondo’s direction and must be completed no later than thirty (30) days after JV New Jersey received notification from Ecolomondo that the plant is ready for performance tests.

i)

Ecolomondo will pay liquidated damages at a daily amount of ten thousand dollars ($10,000) for each day past one hundred and twenty (120) days after Substantial Completion where Final Completion is not attained. Ecolomondo’s liability for liquidated damages shall be capped at and shall not exceed one and half (1.5%) percent of the contract price.

j)

The aggregate liability of Ecolomondo, its Subcontractors, vendors, suppliers, agents and employees, to JV New Jersey (or any successor thereto or assignee thereof) for any and all claims or liabilities arising out of or relating in any manner to the construction and installation of a TDP facility or to Ecolomondo’s performance or non-performance of its obligations under the Lump Sum Turnkey Agreement, whether based on contract, tort (including negligence), strict liability, or otherwise, shall not exceed the aggregate. Ecolomondo’s aggregate liability shall be limited to the greater of (1) Five percent (5%) of the Contract Price or (2) the amount of insurance coverage available to respond to the claim or liability under any policy of insurance provided by Ecolomondo under the Lump Sum Turnkey Agreement.

k)

The warranty period for work performed pursuant to the Lump Sum Turnkey Agreement will extend for one year past the Substantial Completion. The Warranty will not apply to defect caused by abuse, alterations, or failure to maintain. The warranty period will be extended one day for each day that such part that is under warranty is malfunctioning.

l)

JV New Jersey will pay Ecolomondo a mobilization fee in the amount of Fifteen (15%) percent of the Contract Price, that will be placed ‘In Trust” with the notary of Ecolomondo, pending the final completion of the Lump Sum Agreement. Each JV New Jersey partner will be responsible for seven and one half percent (7.5%) of the mobilization fee. Such mobilization fee along with the commitment fee shall be applied against Contract Price upon final completion.

m)	Ecolomondo will request payment and JV New Jersey will pay Ecolomondo in accordance with the following procedures:

i.

On or before the twenty-fifth (25th) day of each month following the acceptance of Notice to Proceed, Ecolomondo will submit to JV New Jersey a request for payment (an “Application for Payment”). Along with each Application for Payment, except with respect to the first Application for Payment, Ecolomondo will submit to JV New Jersey signed lien waivers for work included in the Application for Payment submitted for the immediately preceding pay period and for which payment has been received.

ii.

The Application for Payment will constitute Ecolomondo’s representation that the work has been performed consistent with the Transaction Documents and has progressed to the point indicated in the Application for Payment. No additional documentation will be provided to JV New Jersey in support of the Application for Payment. The work completed at the site and the comparison of the Application for Payment against the Schedule of Values shall provide sufficient substantiation to JV New Jersey of the accuracy of the Application for Payment. The Schedule of Values subdivides the work into its respective parts, includes values for all items comprising the work performed and equipment purchased or delivered, and serves as the basis for the monthly progress payments.

iii.

The Application for Payment may request payment for equipment and materials not yet incorporated into the project only if JV New Jersey is reasonably satisfied that the materials and equipment are suitably stored at the site or elsewhere and are protected by suitable insurance. Upon payment, JV New Jersey will receive title to such equipment and materials.

iv.

JV New Jersey shall make payment within ten (10) days of receipt of the Application for Payment. JV New Jersey will permit Ecolomondo to collect payments directly from JV New Jersey lender. Failure to make such payment will result in the accrual of interest at a rate of eighteen percent (18%) per annum commencing five (5) days after the payment is due. Failure to make such payment, entitles Ecolomondo to stop work.

v.

If JV New Jersey wishes to dispute any portion of the Application for Payment, JV New Jersey must notify Ecolomondo in writing within five (5) days of receipt of the Application for Payment. Such notice must state the specific amounts JV New Jersey disputes and the reasons and contractual basis for disputing, and the specific measures Ecolomondo must take to rectify JV New Jersey concerns. Regardless of a dispute as to the portion of the Application for Payment, JV New Jersey must pay the total amount of the Application for Payment by the payment due date. If the dispute is valid and not contested by Ecolomondo, then an appropriate deduction can be made to the payment by JV New Jersey.

vi.

If the dispute is not resolved, retainage on progress payments made pursuant to the Lump Sum Turnkey Agreement will be capped at ten percent (10%) of the Contract Price. JV New Jersey will retain ten percent (10%) of each payment up to the amount in dispute and this amount cannot surpass ten percent (10%) of the final Contract Price. JV New Jersey will not retain any additional amounts from payments. JV New Jersey will release retainage, less the amount equal to the value of subcontractor lien waivers not yet obtained, and any amounts still in dispute as mentioned in articles M (V) and M (VI), along with all applicable interest upon completion of the Performance Tests. The Parties agree that in the event that there are amounts still disputed at the final completion, then the parties agree to Binding Arbitration in the country of domicile of Ecolomondo.

vii.	In the event of Arbitration, JV New Jersey will deposit disputed amounts in trust with Ecolomondo’s legal counsel pending a decision by the Arbitrator.

viii.

Upon Final Completion, Ecolomondo will deliver to JV New Jersey a request for final payment and payment of retainage amounts. JV New Jersey will make the final payment thirty (30) days after the receipt of such request. JV New Jersey failure to make Final Payment will void any and all warranties, whether express or implied, provided, provided by Ecolomondo pursuant to the Turnkey Agreement.

n)

Force Majeure Events” shall mean any cause or events beyond the reasonable control of, and without the fault of negligence of a Party claiming Force Majeure, including, without limitation, an emergency, floods, earthquakes, hurricanes, tornadoes, adverse weather conditions not reasonably anticipated or acts of God; sabotage; vandalism beyond that which could be reasonably be prevented by a Party claiming Force Majeure; terrorism; war; riots; fire; explosion; blockades; insurrection; strike; slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group); economic hardship or delay in the delivery of materials or equipment that is beyond the control of a Party claiming Force Majeure, and action or failure to take action by any governmental authority after the effective date of the Lump Sum Turnkey Agreement (including the adoption of change in any rule or regulation or environmental constraints lawfully imposed by such governmental authority), but only if such requirements, actions, or failures to act prevent or delay performance; and inability, despite due diligence, to obtain any licenses, permits, or approvals required by any governmental authority.

o)

If Ecolomondo is delayed at any time in the commencement or progress of the work due to a delay in the delivery of, or unavailability of, essential materials or labor to the project as a result of a significant industry-wide economic fluctuation or disruption beyond the control of and without the fault of Ecolomondo or its subcontractors which is experienced or expected to be experienced by certain markets providing essential materials, equipment or labor to the project during the performance of the work and such economic fluctuation or disruption adversely impacts the price, availability, and delivery timeframes of essential materials and equipment (such event an “Industry-Wide Disruption”), Ecolomondo shall be entitled to an equitable extension to the Contract Time on a day-for- day basis equal to such delay. JV New Jersey and notwithstanding any other provision to the contrary, Ecolomondo shall not be liable to JV New Jersey for any costs, losses or damages arising from a delay, or unavailability of, essential materials or labor to the project as a result of an Industry-Wide Disruption.

6.

Exclusivity, No Solicitation or Negotiations. During the term of this LOI, neither JV New Jersey, nor its affiliates, shareholders, members or other equity owners, or their officers, representatives, agents or employees will solicit or negotiate, directly or indirectly, with any third party to obtain the services, processes or equipment contemplated by this LOI, without the express written consent of Ecolomondo.

7.

Commitment Fee. Immediately upon the execution of this LOI, JV New Jersey Partner MATZEL will pay Ecolomondo a commitment fee of Two Hundred and Fifty Thousand Dollars ($250,000.USD) (“Commitment Fee”) of which $150,000.USD is to be held in trust by the notary of Ecolomondo. Ecolomondo acknowledges that the balance of One Hundred Thousand Dollars $ 100,000.USD of the commitment fee has already been received in virtue of the LOI signed by Matzel on May 14, 2014 for the purchase of an 8 reactor Turnkey Plant and is not refundable in any event. The Two Hundred and Fifty Thousand Dollars ($250,000.USD) Matzel Commitment Fee will be credited against his share of the Contract Price upon the occurrence of: (i) the execution of the Transaction documents; and (ii) timely acceptance of Notice to Proceed pursuant to the Lump Sum Turnkey Agreement. Alternatively, if JV New Jersey chooses not to proceed with the project or the Transaction Documents are not executed and delivered by April 10, 2016 or JV New Jersey fails to provide a timely Notice to Proceed pursuant to the Lump Sum Turnkey Agreement, Ecolomondo shall retain the remaining One Hundred and Fifty Thousand Dollars ($150,000 USD) of the Commitment Fee, that is held “In Trust” as liquidated damages and JV New Jersey shall not be entitled to any refund or credit. Should JV New Jersey fail to pay Commitment Fee upon execution of this LOI, this LOI shall terminate immediately.

8.

Confidentiality. JV New Jersey will hold in confidence and will use only for the purposes of completing the Transaction all confidential information disclosed to it except JV New Jersey may disclose confidential information to its lenders, lenders’ agents, prospective investors, advisors and/or consultants as any be reasonably necessary to enable them to advise JV New Jersey on the Transaction, provided that any party to whom confidential information is disclosed is informed of the existence of this confidentiality obligation and agree to be obliged to keep such information confidential. The term “confidential information” will mean (i) all information concerning the Transaction, including that of Ecolomondo and its technology and that of JV New Jersey are negotiating the consummation of the Transaction, and (ii) all information which JV New Jersey, directly or indirectly, may acquire for Ecolomondo, but confidential information will not include information falling into any of the following categories:

a)	Information that, at the time of disclosure hereunder is in the public domain;

b)	Information that, after disclosure hereunder, enters the public domain other than by breach of this Agreement or the obligation of confidentiality;

c)	Information obtained by JV New Jersey from a third party having an independent right to disclose this information; and

d)	Information that is available through discovery by independent research without use of or access to the confidential information acquired from Ecolomondo.

JV New Jersey’s obligation to maintain confidential information in confidence will be deemed performed if JV New Jersey observes with respect thereto the same safeguards and precautions which JV New Jersey observes with respect to its own confidential information of the same or similar kind. It will not be deemed to be a breach of the obligation to maintain confidential information in confidence if confidential information is disclosed upon the order of a court or other authorize governmental entity, or pursuant to other legal requirements. However, if JV New Jersey is required to file the Transaction Documents or a portion thereof with a governmental entity, it agrees that it will not do so without first informing Ecolomondo of the requirement and seeking confidential treatment of the Transaction Documents prior to filing the documents or a portion thereof. Ecolomondo shall pay its own attorney’s fees associated with any confidential treatment request. Owner’s confidentiality obligations under this section shall survive the expiration or termination of this LOI and shall be a legally binding obligation of JV New Jersey for five (5) years following the later to occur of termination of this LOI of completion of the Plant contemplated by the Transaction Documents.

9.

Publicity. Neither JV New Jersey nor any of its affiliates, shareholders, subcontractors, or vendors or their officers, representatives, agents and employees will issue any press or publicity release or otherwise release, distribute, announce, or disseminate any information for publication concerning the Transaction, the existence of the negotiations among Ecolomondo and JV New Jersey, the participation of Ecolomondo in the Transaction, or any other matter affecting Ecolomondo hereunder, without the prior written consent of Ecolomondo, which consent may be withheld for any reason, except where such press or publicity release is required by order of a court or necessary or appropriate under the rules or regulations of any governmental agency. The Parties will jointly agree on the timing and content of any public disclosure by JV New Jersey, including but not limited to, press releases, relating to Ecolomondo’s involvement in JV New Jersey’s project, and no such disclosure will be made without Ecolomondo’s consent and approval, except as may be required by applicable law.

10.

Disclaimer of Consequential Damages. In no event will either Ecolomondo or JV New Jersey be liable to the other pursuant to the LOI, or for activities conducted under the LOI, under any theory of recovery for any indirect, special, incidental or consequential damages (including, without limitation, loss of revenues or profits, loss of use, cost of replacement, cost of capital and claims of customers, interest charges, or increased costs of nature whatsoever).

11.

Legal Effect. Although this LOI does not contain all matters upon which agreement must be reached in order for the Transaction to be consummated, Ecolomondo and JV New Jersey wish to set forth, prior to the execution of the Transaction Documents, their mutual agreement as to the material terms and conditions of the Transaction. Each Party agrees to negotiate in good faith towards entering into the written, definitive and legally binding Transaction Documents containing, among other terms and conditions, those terms and conditions set forth in this LOI including, without limitation, those terms set forth in Paragraphs 2, 3 and 4 hereof; provided, however, that except as specifically identified and set forth herein, nothing in this Agreement shall be read to promise, guarantee, or otherwise secure on JV New Jersey behalf any specific construction start date with respect to the Plant including but not limited to any pour concrete date, scheduling slots or dates for the delivery of a TDP facility or to entitle JV New Jersey to any rights, privileges, or claims with respect thereto or any right, privilege, or claim to any place on Ecolomondo’s construction schedule.

12.

Matzel Option: The parties agree that during the period the present LOI is in effect and before the final Lump Sum Turnkey Agreement is signed (hereafter the Interim Period), Matzel, is granted an option to buy back Ecolomodo’s 50% share of the JV New Jersey interest conditional to Matzel assuming all the obligations of the JV Partners including that of Ecolomondo’s and reimbursing all investment already made by them. This option is only valid during the interim Period. Matzel shall notify Ecolomondo of his intention to execute this exclusivity option, in writing at least 30 days prior to the signature of the Lump Sum Turn Key agreement, along with a binding LOI to that effect and a deposit to be agreed upon by the parties.

13.

Negotiating of Definitive Agreements. The Transaction Documents will contain reasonable terms and conditions regarding releases, payment obligations, cooperation as to tax planning and structuring, other financial matters, legal opinions, confidentiality, limitations of liability, assignment, breach, dispute resolution, event of default, remedies, representations, warranties, indemnifications and other provisions customary for similar transactions. Time is of the essence in the performance of this LOI in all respects.

14.

Termination. This LOI will terminate on April 10, 2016 unless the basic size and design of the Plant have been determined and mutually agreed upon, a specific site or sites have been determined and mutually agreed upon, and at least fifteen percent (15%) of the necessary equity has been raised. This date may be extended upon mutual written agreement of the Parties. Furthermore, unless otherwise agreed to by the Parties, this LOI will terminate:

a)	If the Lump Sum Turnkey Agreement is not executed by April 10, 2016.

b)	Timely execution and delivery of the Transaction Documents.

15.

Governing Law. This LOI is governed by, and the Transaction shall be governed by, and will be construed and interpreted in accordance with the laws of the Province of Quebec, Canada without regard to any conflicts of law or choice of law rules.

16.

Expenses. Unless otherwise agreed by Ecolomondo and JV New Jersey, each Party will bear its own expenses in connection with the negotiation and execution of definitive documentation for the transaction contemplated herein.

17.

Indemnification. Each Party will indemnify, defend and hold harmless the other Party and its respective agents, servants, officers, directors, employees and affiliates from and against and loss, cost, liability, claim, damage, expense (including reasonable attorneys’ and consultants’ fees and disbursements), penalty or fine incurred in connection with any claim or cause of action arising from or in connection with the LOI to the extent caused by the negligence, misrepresentation, fraud, fault or misconduct of the indemnifying Party.

18.

Assignability; Binding Effect; Benefit. This LOI will inure to the benefit of and be binding upon the Parties and their respective successors and assigns. Nothing in this LOI, either expressed or implied, is intended to confer on any person other than the Parties and their respective successors and permitted assigns, and rights, remedies, obligations or liabilities under or by reason of this LOI. Neither Ecolomondo nor JV New Jersey shall, without the written consent of the other, assign or transfer this LOI.

19.

Further Action. Each Party agrees to execute and deliver all further instruments, legal opinions and documents, and take all further action not inconsistent with the provisions of this LOI that may be reasonably necessary to complete performance of the Parties’ obligations hereunder and to effectuate the purposes and intent of this LOI.

20.	Amendments. The Parties agree that this LOI may be modified only by written agreement by the Parties. The said amendment shall be effective only when all the parties have signed.

21.

Integration; Letter of Intent. This LOI represents the entire understanding of the Parties in relation to the subject matter hereof, and supersedes any and all previous agreements, arrangements or discussions between the Parties (whether written or oral) in respect of the subject matter hereof. No change, amendment or modification of this LOI will be valid of binding upon the Parties unless such change, amendment or modification will be in writing and duly executed by both Parties.

22.

No Representation, Warranties or Covenants. Notwithstanding anything contained herein to the contrary, Ecolomondo is not making any representation, warranty or covenant of any kind with respect to any design, engineering or construction scheduling, or with respect to projections, estimates or budgets heretofore delivered to or made available to JV New Jersey of future revenues, expenses or expenditures, future results of operations (or any component thereof) or the future business and operations of JV New Jersey, nor any other commitments or assurances except as may be provided in the Transaction Documents.

23.

Counterparts. This LOI may be executed in one or more counterpart, each of which when so executed and delivered will be deemed an original, but all of which taken together constitute one and the same instrument. Signatures which have been affixed and transmitted by facsimile or other electronic means will be binding to the same extent as an original signature, although the Parties contemplate that a fully executed counterpart with original signatures will be delivered to each Party.

If the foregoing terms accurately reflect your understanding of our discussions and are acceptable to you, please sign and return the enclosed counterpart of this LOI to Ecolomondo Corporation Inc., 3435 Pitfield Blvd., St. Laurent, Quebec, Canada H4S 1H7.

Ecolomondo Corporation Inc.	Accepted October 10, 2015

Per: Elio Sorella	Matzel Industries, LLC
CEO

Greg Matzel
President

Ecolomondo Corporation Inc,or Nominee
On behalf of a company to be incorporated

Per: Elio Sorella
Authorized representative

EXHIBIT A

PLANT DESCRIPTION

A turnkey operational four reactor plant includes the installation and commissioning of the following equipment

•	Installation of four (4) reactors.
•	Condenser system.
•	Cooling tower system
•	Gas pumps.
•	Oil pumps.
•	Burner system:
•	Closed loop process water system;
•	Gas storage tanks
•	All Instrumentation.
•	Automation
•	Flare and Safety systems.
•	One shredder with capacity to shred 26, 000 short tons car/truck tires per year.
•	Carbon Black treatment
•	Process material handling equipment